SoftwareLicense Agreement

This Software License Agreement ("**Agreement**") is entered into as of January 16, 2018(the "**Effective Date**") by and between Dead Mage, Inc. ("**Licensor**") and Robot Cache, S.L., a Canary Islands limited liability company("**Company**").

Recitals

A. Licensor owns certain proprietary software identified on Exhibit A to this Agreement (the "**Software**").

B. Company desires to license the Softwareon the terms and conditions set forth in this Agreement.

Agreement

1. Grant of License Rights.

a. Software License. Subject to the terms and conditions of this Agreement, Licensor hereby grants Company and its Affiliates a non-exclusive (but subject to the restriction in Section 1(d)), irrevocable, perpetual,worldwide license to install, execute, use, copy, test, display and perform the Software (including the Source Code and Software Documentation as each term is defined in Exhibit A) and to modify, improve and make derivative works the Software for its business purposes (the "**License**"). Notwithstanding the confidentiality and any usage restriction provisions contained in this Agreement, Company may provide access to, and sublicense, any Software or Software Documentation to any of its authorized consultants, agents, and other representatives for the purpose of providing assistance to Company in the ordinary course of conducting business."**Affiliate**" with respect to the Company means another entity controlled by, controlling or under common control with Company, where "control" means the legal, beneficial, or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting interests in such entity.

b. Support. Licensor will provide forty (40) hours of technical support on the Software via phone, Skype or other communication means mutually established by the parties. Should the Company need additional support, Licensor will provide such support at an hourly rate of $40. In addition, throughout the term Licensor shall provide the Company access to Licensor's updates and bug fixes to the Software including the corresponding Source Code and documentation thereto so that the Company can receive updates and bug fixes to the Software.

c. Company Restrictions. The Company agrees not to: (i) commercially sell, or resell the Software to a third party, or (ii) localize its website that is created using the Software into the Farsi language without the Licensor's written consent.

d. Licensor Restriction. Licensor agrees that for a period of nine (9) months following the Effective Date, Licensor will not license the Software to any third party.

2. Delivery and Acceptance.

a. Delivery. Licensor shall deliver the Software and Software Documentation to the Company by electronic transmission or by load and leave (where no tangible storage media is physically transferred to the Company) on or before the Delivery Date specified in Exhibit A. Delivery will include the Software in both object code and source code formats.

3. Fees and Payment.

a. License Fee. In consideration of the licenses granted by Licensor under this Agreement, Company shall pay Licensora one-timeSoftware license fee equal to Two Hundred Fifty Thousand Dollars (US$250,000) ("**License Fee**") to be paid upon the earlier to occur of: i) the public launch of a website by Company that was developed using the Software, or ii) the closing of a financing by the Company which raises more than US$1,000,000 in proceeds. All payments made by Company to Licensor hereunder shall be made by means of good funds or wire transfer of funds in United States currency and to the bank account as Licensor may from time-to-time direct. As a matter of clarity, the Company is only obligated to pay the License Fee if and when one of the two payment conditions stated above has occurred.

b. Taxes. Licensor shall be responsible for payment of any taxes, fees, duties, and other governmental charges, and any related penalties and interests, arising from the payment of any fees under this Agreement.

4. Ownership.

a. Software. Company acknowledges and agrees that the Software and its associated documentation is licensed, not sold. Company agrees that Licensor is the sole and exclusive owner of all rights, title and interest, including all Intellectual Property Rights, in and to the Software, including any components, corrections, updates, upgrades, derivative works made or created by Licensor, and associated documentation thereof. Except for the rights expressly enumerated herein, Company is not granted any rights in any Intellectual Property Rights of Licensor.

b. Company Modifications. Company shall own all rights, title and interest in and to any modifications, amendments, or improvements to the Software made by Company ("**Company Modifications**").

5. Representations and Warranties.

a. General Representations and Warranties. Each party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

b. Software Warranty.Licensorrepresents and warrants that theSoftware will conform to its specifications or to any requirements documents created as part of this Agreement (collectively, "**Specifications**"). Licensor will use its commercially reasonable efforts to correct any failure of the Software to comply with the Specifications.

c. Open Source Warranty. Licensor represents and warrants that the Software is not, in whole or in part, governed by an Excluded License. "**Excluded License**" means any license that requires, as a condition of use, modification, or distribution of software or content subject to the Excluded License, that such software or content (or other software or content combined or distributed with such software or content) be: (x) disclosed or distributed in source code form; (y) licensed for the purpose of making derivative works; or (z) redistributable at no charge.

d. Virus Warranty. Licensor represents and warrants, at the time of delivery of the Software that the Software does not contain any known software viruses, time or logic bombs, Trojan horses, worms, or other malicious computer instructions intended to delete, damage or disable Client's computer system.

e. Non-Infringement Warranty. Licensor represents and warrants that the Software does not infringe any third-party patent, copyright, trade secret, trademark or other intellectual property right.

f. Disclaimers. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO ADDITIONAL WARRANTIES EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANDLICENSOR HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE CONCERNING THE SOFTWARE, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE ACCURACY, TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

6. Indemnification.

a. By Licensor. Licensor shall indemnify, defend and hold harmlessCompany, and its officers, directors and employees ("**Company Indemnitees**") from damages from any third-party claim or suit against a Company Indemnitee arising out of or in connection with: i) an assertion that the Software, standing alone, directly infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right ("**Intellectual Property Rights**") of a third party, ii) a breach of Section 5 or Section 10(i) by Licensor(a "**Claim**").Licensor shall have no obligation under this Section if and to the extent that any claim arises from(i) modification of the Softwareby the Company; or (ii) the combination of the Software with any other hardware, products, or services not supplied by Licensor. In the event of a Claim or anticipated Claim under this Section 6(a), Licensor may at its option and expense: (1) procure for the Company the right to continue using the Software; or (2) replace or modify the Software so that it becomes non-infringing without materially affecting functionality.

b. Indemnification Procedures. Theindemnified party ("**Indemnified Party**") shall give prompt written notice to the indemnifying party ("**Indemnifying Party**") of any written threat, warning, or notice of any Claim that would reasonably appear to trigger the foregoing indemnity and will cooperate with Indemnifying Party in its defense, at the Indemnifying Party's expense, as set forth below. The Indemnifying Party will pay any damages and costs incurred by or awarded against the Indemnified Party or paid in settlement and reimburse the Indemnified Party for

AHF

all expenses incurred in providing assistance to the Indemnifying Party or defending against the claim. The Indemnifying Party shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement, unless the parties agree otherwise in writing; provided that the Indemnifying Party shall not have the right to execute any settlement agreement that contains an admission of liability on behalf of the Indemnified Party, or imposes any obligation on an Indemnified Party beyond the payment of money which the Indemnifying Party will make, without the Indemnified Party's prior written consent, which consent will not be unreasonably withheld or delayed. The Indemnified Party may participate in the investigation, trial, defense and settlement of such Claim and any appeal arising there from, through its attorneys or otherwise, at its own cost and expense.

7. Limitation of Liability.EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 6 (INDEMNIFICATION), (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR OTHER INDIRECT DAMAGES (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE) UNDER ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CLAIMS BASED ON A BREACH OF THIS AGREEMENT, MALFUNCTION OR DEFECTS IN THE PRODUCTS, NON-DELIVERY, OR IN TORT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (II) IN NO EVENT WILL THE TOTAL, CUMULATIVE LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID TO LICENSORUNDER THIS AGREEMENT.

8. Confidentiality.

a. Proprietary Information. In the performance of this Agreement, each party ("**Discloser**") may disclose to the other party ("**Recipient**") certain Proprietary Information. For the purposes of this Agreement, "**Proprietary Information**" means the trade secrets and confidential information of Licensor, Company or of a third party which has provided such information to either Licensor or Company, including, without limitation, business plans, product plans, designs, component specifications, algorithms, inventions (whether or not patentable) costs, prices and names, finances, licensing strategies, marketing and advertising plans, research, software, information regarding customers, executives and employees, and any copies made of the foregoing in accordance with this Agreement. The Proprietary Information of Licensor shall also include, without limitation, the Software, the terms and conditions of this Agreement and the existence of this Agreement. The Proprietary Information of Company shall include, without limitation, anybusiness plans, technical plans provided to Licensor as part of Support.

b. Non-Use and Confidentiality.Recipient acknowledges and agrees that Proprietary Information provided by Discloser shall remain the sole and exclusive property of Discloser or a third party providing such information to Discloser. Recipient shall not disclose or use, directly or indirectly, by any means, or for any purpose the Proprietary Information provided by Discloser (or assist in any of the foregoing) except as expressly provided for in this Agreement. The disclosure of such Proprietary Information to Recipient does not confer upon Recipient any license, interest, or rights of any kind in or to the Proprietary Information, except as expressly provided under this Agreement. Subject to the restrictions set forth above, Recipient shall protect the Proprietary Information provided by Discloser with the same degree of protection and care Recipient uses to protect its own Proprietary Information, but in no event less than reasonable care. With regard to Proprietary Information that constitutes a trade secret under applicable law, the obligations in this Section 8 shall continue for so long as such information continues to be a trade secret. With regard to all other Proprietary Information, the obligations in this Section 8 shall continue for the term of this Agreement and for five (5) years thereafter. Nothing in this Section 8 shall prevent either party from disclosing Proprietary Information with its contractors who are under equivalent or greater confidentiality obligations on a need to know basis. Unless otherwise subject to a license in this Agreement or necessary for a party to perform legal or compliance obligations or its obligations under this Agreement, within ten (10) business days of Discloser's written request, Recipient shall either return to Discloser or destroy all copies of such Proprietary Information in Recipient's possession or under its control (including, without limitation, all summaries, notes and tangible copies created by Recipient). An authorized representative of Recipient shall certify compliance with the preceding sentence in writing, upon Discloser's request.

c. Exceptions.Nothing in this Section 8shall prohibit or limit Recipient's disclosure or use of information if Recipient proves (i) such information is generally available to the public, except through breach of this Agreement by Recipient; (ii) such information was in Recipient's possession prior to the time of disclosure by Discloser and was not acquired directly or indirectly from Discloser; (iii) the information becomes available to Recipient from a third party which is not legally prohibited from disclosing such information; or (iv) the information was developed by or for Recipient independently of the disclosure of such information by the Discloser or its affiliates. If the Recipient is required to disclose Proprietary Information by a governmental agency or by operation of law (including without limitation pursuant to a legal dispute between the parties), then Recipient shall first notify Discloser (if permitted by applicable law) prior to disclosure in order to give Discloser an opportunity to seek an appropriate protective order

AHF

and/or waive compliance with the terms of this Agreement and shall disclose only that part of the Proprietary Information which Recipient is required to disclose.

9. Term and Termination.

a. Term. This Agreement shall commence as of the Effective Date and continue for a perpetual term, unless terminated in accordance with Section 9(b) of the Agreement.

b. Termination. This Agreement may be terminated by either party in the event that the other party is in material breach of this Agreement and fails to cure such breach within sixty (60) daysafter receiving notice of such breach by the terminating party.

c. Effect of Termination.Upon any termination of this Agreement,Licensor's Support obligations shall cease and, the Company will have a six (6) month period to transition to a new software platform ("**Transition Period**"). Upon the conclusion of the Transition Period,the Company's license to the Software shall terminate and the Company shall return to Licensor or destroy the Software and associated Documentation.

d. Bankruptcy. Licensor and the Company acknowledge and agree that all rights and licenses granted to the Company under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the "**Bankruptcy Code**"), licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code, to the extent applicable. Licensor and the Company agree that, notwithstanding anything else in this Agreement, the Company, as the licensee of such intellectual property rights under this Agreement, shall, in the case of Licensor's bankruptcy, retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

e. Survival. Notwithstanding anything to the contrary herein, the terms and conditions of Sections 5, 6, 7, 8, 9(c)-(e) and 10shall survive any termination or expiration of this Agreement.

10. Miscellaneous.

a. Relationship. The parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture or partnership between Licensor and Company or confer upon one party any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other.

b. Force Majeure. Neither party shall be liable for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, or any causes beyond their reasonable control.

c. Governing Law,Jurisdiction and Venue. This Agreement and performance hereunder shall be governed by the laws of California, and any suit or action filed to enforce or contest any provision of this Agreement, or the obligations imposed, shall be brought and prosecuted in a court of competent jurisdiction sitting in the County of Orange, State of California. Licensor and Company consent to the exclusive jurisdiction of, and venue in, the state and federal courts in the County of San Diego, California. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

d. Attorneys' Fees. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorneys' fees.

e. Notice. The term "**Notice**" used in this Agreement means a written instrument, either hand-delivered or mailed or sent via overnight delivery by means evidenced by a written receipt, to the person at the address listed below.

If to Licensor:
Dead Mage, Inc.
2829 S. Shaver
Pasadena, TX
Attn: Amir H. Fassihi

If to Company:
Robot Cache, S.L.

AHF

El Pilar No. 5, Edificio Peceno Local 9
38002 Santa Cruz se Tenerife, Spain
Attn: Lee Jacobson

f. Assignment. Neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except no such consent shall be required for an assignment to a party's affiliate or to a successor to a party in connection with such party's reorganization, merger, consolidation, sale, acquisition or other restructuring involving all or substantially all of the voting securities or assets of the applicable business line of the assigning party.

g. Waiver. No waiver of any breach or enforcement of any provisions of this Agreement shall be effective unless made in writing signed by the party against whom the waiver is asserted.

h. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, then the remaining provisions of this Agreement shall be interpreted as broadly as possible to give full effect to the intentions of the parties.

i. Compliance. Licensor agrees to comply with all pertinent import and export laws of the United States, including, but not limited to, the U.S. Export Administration Regulations in connection with its activities under this Agreement. Licensor will comply with all applicable laws and regulations (including any applicable laws and regulations relating to export, import, the U.S. Customs Trade Partnership Against Terrorism (C-TPAT)).

j. Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous agreements, proposals, both oral and written, negotiations, representations, writings and all other communications between the parties with respect to its subject matter. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by the parties.

k. Counterparts. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures hereto were upon the same instrument.

IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement by a duly authorized representative as of the date first written above.

Licensor	**Company – Robot Cache, S.L.**
By ____ **Authorized Signature**	By ____ **Authorized Signature**
Name & Title: Amir H. Fassihi, CEO	Name & Title:Lee Jacobson, CEO
Date: January 16, 2018	1-19-18 Date: January 16, 2018

EXHIBIT A

Software

The "**Software**" means the Licensor's software enabling the creation and operation ofan online store to manage computer and video game sale transactions including without limitation the following functionality: i) capability to add, modify and remove game and related information from the store, ii) frontend and backend functionality to securely host and deliver games being sold, iii) functionality to manage users, accounts and catalogs, iv) enable browse and purchase of games andsale transaction functionality, and v) DRM functionality to limit piracy.

There are 5 major components to the Software:

a. Server-side backend (Node.js, Loopback, and PostgreSQL)
b. Website front-end (Angular)
c. Windows client (C++ with Qt, we've planned for but not started Mac and (maybe) Linux clients)
d. Developer tools (C++)
e. Game SDK (we're just starting to work on this)

The Software includes the Documentation and the Source Code for the Software.

"**Documentation**"means the Software user or technical documentation provided in HTML, Word or PDF formats.

"**Source Code**" means the human readable computer programming code to the Software on CDs, or magnetic or optical media and printout. The full Source Code language statement; associated procedural code, object code or procedures for compiling object code from source code; related and supporting documentation; and all other information used by the Company to reproduce, compile, revise, update and correct the applicable Software or any updates, modifications or enhancements to such Software.